Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150066, 333-167914, and 333-174828 on Form S-8, of our report dated March 28, 2013, relating to the consolidated financial statements of InfuSystem Holdings, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of InfuSystem Holdings, Inc. for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 28, 2013